Filed Pursuant to Rules 424(b)(3) and 424(c)

Registration No. 333-130856

PROSPECTUS SUPPLEMENT NO. 1 DATED MAY 23, 2006

(TO PROSPECTUS DATED JANUARY 17, 2006)

ICOP DIGITAL, INC.

1,635,231 shares of common stock

250,250 warrants, each to purchase one share of common stock

This Prospectus Supplement No. 1 supplements and amends the Prospectus dated January 17, 2006 (the “Prospectus”), relating to the resale from time to time by holders of our common stock and warrants. Such information has been obtained from the selling shareholders. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this Prospectus Supplement.

The information for each shareholder appearing in the table below, as of the date hereof, supplements, amends and supersedes the information for shareholder Orrie Lee Tawes in the “Shares” table appearing under the heading “Selling Shareholders” in the Prospectus:

Shares

Selling Securityholder	Number of Shares of Common Stock Owned Before the Offering (1)	Number of Shares to be Offered (2)	Number of Shares of Common Stock Owned After the Offering (1)	Percentage of Outstanding Shares of Common Stock Owned After the Offering (3)
Orrie Lee Tawes	130,155	52,363	77,792	1.2%
Kevin Lee Tawes	2,798	2,798	0	*
Kristen Arana	3,000	3,000	0	*
Lizette LaMalfa	1,000	1,000	0	*